Exhibit 99.2

DEVON ENERGY CORPORATION

Unaudited Pro Forma Consolidated Financial Information

Introduction

On October 1, 2020, Devon Energy Corporation (the “Company” or “Devon”) completed the previously announced Barnett Shale divest transaction, pursuant to which Devon sold its Barnett Shale assets to BKV Barnett, LLC (the “Purchaser”). Under the terms of the agreement, Devon has received proceeds, net of purchase price adjustments, of $490 million, including a $170 million deposit previously received in April 2020. Additionally, the agreement provides for contingent earnout payments to Devon of up to $260 million based upon future commodity prices, with upside participation beginning at a $2.75 Henry Hub natural gas price or a $50 WTI oil price. The contingent payment period commences on January 1, 2021 and has a term of four years.

With this disposition, Devon is effectively exiting its last natural gas focused asset and the transaction results in a material reduction to the Company’s total assets, revenues and proved reserves. Therefore, this disposition represents a strategic shift in Devon’s business, and the Company’s Barnett Shale financial information has been classified as discontinued operations since entering into the divestiture agreement with the Purchaser.

The unaudited pro forma consolidated financial information has been prepared in conformity with Article 11 of Regulation S-X. In addition, this unaudited pro forma consolidated financial information is based on currently available information and assumptions the Company believes are reasonable. This unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what the Company’s financial position would have been had the disposition of Devon’s Barnett Shale assets occurred on the date indicated.

DEVON ENERGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2020

(In millions)

	As Reported	Pro Forma Adjustments	Pro Forma
Current assets:
Cash and cash equivalents	$1,474	$315	$1,789
Cash restricted for discontinued operations	195	—	195
Accounts receivable	515	—	515
Current assets associated with discontinued operations	748	(744)	4
Other current assets	446	—	446

Total current assets	3,378	(429)	2,949

Oil and gas property and equipment, net	4,673	—	4,673
Other property and equipment, net	1,013	—	1,013

Total property and equipment, net	5,686	—	5,686

Goodwill	753	—	753
Right-of-use assets	231	—	231
Other long-term assets	227	—	227
Long-term assets associated with discontinued operations	82	41	123

Total assets	$10,357	$(388)	$9,969

Current liabilities:
Accounts payable	$309	$—	$309
Revenues and royalties payable	473	—	473
Current liabilities associated with discontinued operations	441	(375)	66
Other current liabilities	229	—	229

Total current liabilities	1,452	(375)	1,077

Long-term debt	4,296	—	4,296
Lease liabilities	245	—	245
Asset retirement obligations	391	—	391
Other long-term liabilities	458	—	458
Long-term liabilities associated with discontinued operations	162	—	162
Deferred income taxes	—	—	—
Stockholders’ equity:
Common stock, $0.10 par value. Authorized 1.0 billion shares; issued 383 million shares	38	—	38
Additional paid-in capital	2,720	—	2,720
Retained earnings	586	(13)	573
Accumulated other comprehensive loss	(117)	—	(117)

Total stockholders’ equity attributable to Devon	3,227	(13)	3,214
Noncontrolling interests	126	—	126

Total equity	3,353	(13)	3,340

Total liabilities and equity	$10,357	$(388)	$9,969

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:

1. Basis of Presentation

Because the Company’s Barnett Shale financial information has been presented as discontinued operations, the accompanying pro forma financial information only consists of a balance sheet prepared as of June 30, 2020. The historical consolidated balance sheet as of June 30, 2020 is derived from and should be read in conjunction with the Company’s unaudited financial statements in its June  30, 2020 Quarterly Report on Form 10-Q, which was filed on August 5, 2020.

The Company’s historical consolidated balance sheet has been adjusted in the unaudited pro forma consolidated financial information to present events that are (i) directly attributable to the sale of its Barnett Shale assets, (ii) factually supportable and (iii) are expected to have a continuing impact on the Company’s consolidated results following the Barnett Shale disposition.

The pro forma financial information does not purport to be indicative of the financial position of the Company as of June 30, 2020, nor is it indicative of future results.

2. Pro Forma Adjustments

The pro forma adjustments reflect the following:

•

Devon’s receipt of $320 million of cash proceeds from the Purchaser at closing, less $5 million of transaction related expenses. This amount excludes the $170 million cash deposit received in April 2020.

•	The recognition of a $41 million long-term asset, which represents the estimated fair value of the contingent earnout payments.

•	The derecognition of $744 million of assets acquired and $375 million of liabilities assumed by the Purchaser.

•	The recognition of a $13 million decrease to retained earnings and total equity.